Exhibit 99.1

HCC INSURANCE HOLDINGS ANNOUNCES WILLIAM N. BURKE AS CHIEF OPERATING OFFICER

HOUSTON (March 21, 2012) . . .

HCC Insurance Holdings, Inc. (NYSE: HCC) today announced that William N. Burke was appointed to serve as Executive Vice President and Chief Operating Officer of HCC effective March 24, 2012. In addition, HCC announced that it expects Mr. Burke will be appointed to serve as President on or before May 31, 2013. As previously announced, HCC’s succession plan calls for its current President, Christopher J.B. Williams, to be appointed Chief Executive Officer when John N. Molbeck, Jr. retires on or before May 31, 2013.

Mr. Burke most recently served as Chief Operating Officer for Aon Risk Solutions. “Bill Burke is a 35-year insurance veteran, someone I worked closely with for over ten years, and will bring a wealth of experience to HCC,” commented current CEO, Mr. Molbeck. Mr. Burke commenced his insurance career in 1977 with the Home Insurance Company and has most recently been with Aon Corporation and its successor company for almost 30 years. He has been responsible for Aon’s U.S. retail organization with 4,000 employees in over 40 offices across the U.S. Mr. Burke brings a comprehensive technical insurance background to many of the existing HCC specialty lines of business, including property, onshore/offshore energy, surety, directors’ and officers’ liability, as well as primary and excess casualty. He is a proven leader with strong personnel management skills and will add to the already experienced senior management team at HCC.

Commenting on his appointment, Mr. Burke stated, “I have had many opportunities to work with HCC over the years and I have always been impressed with the depth and professionalism of their staff. They have been able to consistently grow the company, even in difficult environments. I am looking forward to working with them and building on their past success.”

Headquartered in Houston, Texas, HCC Insurance Holdings, Inc. is a leading international specialty insurance group with offices in the United States, the United Kingdom, Spain and Ireland. As of December 31, 2011, HCC had assets of $9.6 billion and shareholders’ equity of $3.3 billion. HCC’s major domestic and international insurance companies have financial strength ratings of “AA (Very Strong)” from Standard & Poor’s Corporation, “A+ (Superior)” from A.M. Best Company, “AA (Very Strong)” from Fitch Ratings, and “A1 (Good Security)” from Moody’s Investors Service, Inc.

For more information about HCC, please visit http://www.hcc.com.

Contact:	Doug Busker, Director of Investor Relations
HCC Insurance Holdings, Inc.
Telephone: (713) 996-1192

Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

*   *   *   *   *